Contact:
J. Marc Lewis, Vice President-Investor Relations
305-406-1815
305-406-1886 fax
marc.lewis@mastec.com

For Immediate Release

MasTec Announces 32% Increase in Earnings from Continuing Operations, Strong Revenue Growth and Sale Agreement for Discontinued State DOT Assets

Coral Gables, FL (November 9, 2006) — MasTec, Inc. (NYSE: MTZ) today announced that for the quarter ended September 30, 2006, income from continuing operations was up 32% to $14.2 million, or $0.22 diluted earnings per share, on revenue of $253.9 million. This compares with income from continuing operations of $10.8 million, or $0.22 diluted earnings per share, on revenue of $221.0 million in the prior year quarter. Revenue for the third quarter of 2006 was up 15% over the comparable period of 2005. Without storm restoration revenue in the calculation, revenue for the quarter was up 20% over last year. Income from continuing operations for the first nine months of 2006 increased 186% to $29.9 million, or $0.46 per diluted share, compared with $10.5 million, or $0.21 per diluted share, for the comparable period of 2005.

The Company currently has gross liquidity, defined as bank cash plus credit line availability, of approximately $111 million, compared with $59 million at December 31, 2005. MasTec currently has no cash draws on its $150 million bank credit facility.

Additionally, the Company announced that it has entered into a definitive asset purchase agreement for the sale of its discontinued state Department of Transportation projects and assets. Terms of the sale include a purchase price of up to $20 million, composed of $6 million in cash, a note for $5 million and a contingent earn-out of up to $9 million. Included in the loss from discontinued operations for the third quarter of 2006 was a $13.7 million non-cash impairment charge to write down the assets to the net sales price in the sale agreement. The transaction is expected to close by January 31, 2007.

Austin J. Shanfelter, MasTec’s President and Chief Executive Officer, commented, “With the sale of the discontinued state DOT assets and projects, we are poised for continued operational enhancement. More importantly, our robust business model showed great strength this quarter. In the third quarter of 2005, we had significant, high-margin hurricane restoration revenue. Despite having minimal restoration revenue this quarter, we were able to grow year over year revenue in all categories. Our businesses are operating well as the CAPEX trends for all of our core markets look favorable for years to come. It is a promising time to be in our space.”

Reflecting the lack of experienced and expected storm restoration revenue in the third and fourth quarters of 2006 and higher legal fees, MasTec is now adjusting its earnings guidance for the year. The Company now expects 2006 total revenue from continuing operations to be in the range of $930 million to $940 million. Diluted earnings per share from continuing operations is expected to be between $0.65 and $0.70 per share for the year, representing an estimated increase of over 75% from last year’s $0.37 diluted earnings per share from continuing operations. We expect to issue full-year guidance for 2007 in January of next year.

Management will hold a conference call to discuss results of operations for the quarter ended September 30, 2006 on Friday, November 10, 2006 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 981-5592 and the replay number is (719) 457-0820, with a pass code of 8789452. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company’s website at www.mastec.com.

Summary financials for the quarters are as follows:

Condensed Unaudited Consolidated Statement of Operations
(In thousands, except per share amounts)

	For the Three Months Ended September 30,
	2006	2005

Revenue	$253,870	$220.969
Costs of revenue, excluding depreciation	214,743	183,873
Depreciation	3,711	3,932
General and administrative expenses, including non-cash stock
compensation expense of $2,169 in 2006 and $195 in 2005	21,157	17,001
Interest expense, net of interest income	2,155	4,804
Other income (expense), net	3,130	(32)

Income from continuing operations before minority interest	15,234	11,327
Minority interest	(986)	(573)

Income from continuing operations	14,248	10,754

Loss from discontinued operations	(21,870)	(3,005)

Net income (loss)	$(7,622)	$7,749

Basic net income (loss) per share:
Continuing operations	$0.22	$0.22
Discontinued operations	(0.34)	(0.06)

Total basic net income (loss) per share	$(0.12)	$0.16

Basic weighted average common shares outstanding	65,024	49,039

Diluted net income (loss) per share:
Continuing operations	$0.22	$0.22
Discontinued operations	(0.33)	(0.06)

Total diluted net income (loss) per share	$(0.11)	$0.16

Diluted weighted average common shares outstanding	66,243	50,033

Condensed Unaudited Consolidated Balance Sheets
(In thousands)

	September 30, 2006	December 31, 2005

Assets
Total current assets	$357,816	$305,307
Property and equipment, net	60,567	48,027
Goodwill	150,702	127,143
Deferred taxes, net	42,386	51,468
Other assets	53,560	46,070
Long-term assets held for sale	--	6,149

Total assets	$665,031	$584,164

Liabilities and Shareholders' Equity
Current liabilities	$183,138	$170,238
Other liabilities	36,781	37,359
Long-term debt	127,439	196,104
Long-term liabilities related to assets held for sale	669	860
Total shareholders' equity	317,004	179,603

Total liabilities and shareholders' equity	$665,031	$584,164

Condensed Unaudited Consolidated Statements of Cash Flows
(In thousands)

	For the Nine Months Ended September 30,
	2006	2005

Cash flows from operating activities:
Net cash provided by (used in) operating activities	$24,089	$(16,758)
Net cash (used in) investing activities	(36,888)	(2,102)
Net cash provided by financing activities	80,690	2,297

Net increase (decrease) in cash and cash equivalents	67,891	(16,563)
Net effect of currency translation on cash	47	(91)
Cash and cash equivalents - beginning of period	2,024	19,548

Cash and cash equivalents - end of period	$69,962	$2,894

MasTec [www.mastec.com] is a leading specialty contractor operating throughout the United States and in Canada across a range of industries. The Company’s core activities are the building, installation, maintenance and upgrade of communication and utility infrastructure systems.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including that our revenue and earnings per share may differ from that projected, that we may be impacted by business and economic conditions affecting our customers, material changes in estimates for legal costs or case settlements, the highly competitive nature of our industry, dependence on a limited number of customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, restrictions imposed by our credit facility and senior notes, the closing of the discontinued state DOT assets and projects sale on the anticipated terms and timing, as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.